Marrone Bio Announces Closing of Pro Farm Technologies Acquisition

New Subsidiary Enters into Strategic, Long-Term Exclusive Commercial Agreement in Europe with Corteva Agriscience

DAVIS, Calif., Sept. 16, 2019 — Marrone Bio Innovations Inc. (NASDAQ: MBII), an international leader in sustainable bioprotection and plant health solutions, announced today the closing of the previously announced acquisition of Finland-based Pro Farm Technologies OY, adding proprietary nutrient and biostimulant technology and products for seed and foliar treatments to its portfolio.

Marrone Bio completed the acquisition of Pro Farm on September 13, 2019, for an agreed enterprise value of $31.8 million, including a combination of $6.2 million cash and 12.7 million shares of Marrone Bio stock paid to Pro Farm’s equity holders, debt holders and advisors in connection with the closing, as well as the opportunity for potential payment of a total of up to $7.5 million of additional shares of stock deliverable from 2021 through 2024 based on the achievement of agreed commercial milestones. As a result of the acquisition, Pro Farm became a wholly owned subsidiary of Marrone Bio.

In addition, on September 10, 2019, Pro Farm and Corteva Agriscience announced a strategic, long-term exclusive commercial agreement in Europe as part of Pro Farm’s expansion plans. Together, they will develop and commercialize a suite of seed-applied biological products based on Pro Farm’s proprietary technology platform. Corteva Agriscience will launch the first corn, sunflower and oilseed rape products based on Pro Farm’s biological platform in Europe in the 2020/2021 season, with a target treatment coverage of more than 10 million hectares (approximately 25 million acres).

“I am pleased to announce the completion of our strategic acquisition of Pro Farm, which not only provides Marrone Bio with an exciting, complementary technology, but with an expanded global distribution network for our entire product portfolio as well,” said Pam Marrone, Chief Executive Officer of Marrone Bio Innovations. “The addition of Pro Farm to our platform is expected to be accretive to net income and cash flow from operations in 2020. We look forward to further leveraging our technology and products across all three fast growing biologicals categories of bioprotection, biostimulants and bionutrition.”

About Pro Farm

Finland-based Pro Farm’s proven technology employs a new mode of action to stimulate plant growth and improve plant health, resulting in improved yields and crop quality. This technology is used in seed and foliar treatments in the major row and specialty crops of corn, cereals, sunflowers, oilseed rape (canola), sugar beets and vegetables, with other crops in development. It has distribution agreements servicing most of the major global agricultural production areas, with particular strength in Europe and the Commonwealth of Independent States (CIS), and expansion under way in Latin America, North America, Africa and Asia.

Pro Farm maintains offices in Finland, Estonia, Uruguay and Brazil, with distribution agreements servicing most major global agricultural production areas. For more information on the technology underlying Pro Farm, please visit https://www.profarm.org/technology.

About Marrone Bio Innovations

Marrone Bio Innovations Inc. (NASDAQ: MBII) is a growth-oriented company leading the movement to more a sustainable world through the discovery, development and sale of innovative biological products for crop protection, plant health and waterway systems treatment that help customers operate more sustainably while increasing their return on investment. MBI has screened over 18,000 microorganisms and 350 plant extracts, leveraging its in-depth knowledge of plant and soil microbiomes enhanced by advanced molecular technologies and natural product chemistry to rapidly develop seven product lines. Supported by a robust portfolio of over 400 issued and pending patents, MBI’s currently available commercial products are Regalia®, Stargus®, Grandevo®, Venerate®, Majestene®, Haven® and Amplitude®, Zelto® and Zequanox®, with a breakthrough bioherbicide and biofumigant in the Company’s product pipeline.

Learn more about Marrone Bio Innovations at www.marronebio.com. We also use our investor relations website, https://investors.marronebio.com, as well as our corporate Twitter account, @Marronebio, as means of disclosing material non-public information, and encourage our investors and others to monitor and review the information we make public in these locations. Follow us on social media: Twitter, LinkedIn and Instagram.

Marrone Bio Innovations Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations and plans, including assumptions underlying such statements, are forward-looking statements, and should not be relied upon as representing MBI’s views as of any subsequent date. Examples of such statements include statements regarding the Pro Farm acquisition, including the potential benefits and synergies from the acquisition, the potential benefits of the Company’s products and the technology acquired in the acquisition, and the anticipated results of Pro Farm’s agreement with Corteva Agriscience. Such forward-looking statements are based on information available to the Company as of the date of this release and involve a number of risks and uncertainties, some beyond the Company’s control, that could cause actual results to differ materially from those anticipated by these forward-looking statements, including consumer, regulatory and other factors affecting demand for the Company’s products, any difficulty in marketing MBI’s products in global markets, competition in the market for pest management products, lack of understanding of bio-based pest management products by customers and growers, adverse decisions by regulatory agencies and other relevant third parties, any difficulty in integrating the acquired business, and any unexpected costs or liabilities from the acquisition. Additional information that could lead to material changes in MBI’s performance is contained in its filings with the Securities and Exchange Commission. MBI is under no obligation to, and expressly disclaims any responsibility to, update or alter forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.

Marrone Bio Innovations Contacts:

Pam Marrone, CEO and Founder

Jim Boyd, President and CFO

Telephone: +1 (530) 750-2800

Email: Info@marronebio.com

Investor Relations Contact:

Greg Falesnik, Managing Director

MZ Group – MZ North America

Main: 949-385-6449

MBII@mzgroup.us

www.mzgroup.us